Schedule 1.1 Signing Date Disclosure Letter
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

To:        Norsk Teekay AS

Stavanger, 15 December 2002

Dear Sirs,

RE:      NAVION ASA

We refer to the Share Sale and Purchase Agreement (including its Schedules 1.1 – 10.5 (c)) (the “Agreement”) entered into on 15 December 2002 between Statoil ASA (“Statoil”) and Statpet AS (“Statpet”) on the one side and Norsk Teekay AS on the other side.

This letter constitutes the Signing Date Disclosure Letter referred to in Clause 1.1 and Clause 5.3 of the Agreement.

Words and expressions defined or used in the Agreement shall have the same meaning herein, unless otherwise stated or where those meanings would be clearly inconsistent in the relevant context.

1.	In relation to the representations and warranties given by the undersigned in the Agreement (the “Warranties”), the following shall be deemed to be disclosed pursuant to this disclosure letter to the extent explicitly mentioned in or reasonably apparent from:

(i)	the Agreement (including the Schedules thereto); and
(ii)	the documents listed in the Dataroom Index List, enclosed as Appendix 1 hereto.
This Paragraph 1 shall not imply any Warranty as to the matters contained or referred to in any such document.
2.	Without limiting the preceding paragraphs, there are further disclosed matters set out below. The headings and paragraph numbers below correspond to the relevant Clauses of the Agreement and are for convenience only as the matters contained or referred to below also constitute disclosure in respect of every other Warranty:

-	5.3.6 Insurances

Navion Maritime AS has an outstanding insurance claim in respect of a steering machine casualty. The claim, estimated to be in the range of USD 3 million is expected to collect coverage in the range of USD 2 million. The claim is currently under assessment by the insurers.

-	5.3.12 Absence of certain changes

In respect at VOC plants under construction, Navion has entered into agreements with each of the oil companies being committed towards the authority (SFT) to make such investments in the VOC plants. As a part of such agreement, the repayment period of the investment is agreed to be the term of each COA with each oil company. The intent is to transfer these agreements to the Co-operation of the oil companies (“Industrimodellen”) and in respect hereof the board of such Co-operation have claimed to prolong the repayment period to 7 years in general. An outcome of such discussion may be to accept the 7 years repayment period, however with a commitment to repay the remaining portion at the end of the term of each COA to which the investment originally was related to in case such COA is not prolonged.

In respect of any new future VOC plant investments, the board of the Co-operation of the oil companies have to propose to apply a repayment period of seven years in general.

for and on behalf of STATOIL ASA ______________________ [authorised signatory]	for and on behalf of STATPET AS ____________________ [authorised signatory]